As filed with the Securities and Exchange Commission on October 23, 2015

Registration No. 333-204004

Registration No. 333-204003

Registration No. 333-200962

Registration No. 333-195788

Registration No. 333-192139

Registration No. 333-180540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204004

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204003

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-200962

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195788

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192139

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180540

UNDER THE SECURITIES ACT OF 1933

MILLENNIAL MEDIA, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	2400 Boston Street, Suite 300 Baltimore, Maryland	20-5087192
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Millennial Media, Inc. 2014 Equity Inducement Plan

Assumed Awards

Millennial Media, Inc. 2012 Equity Incentive Plan

Amended and Restated Jumptap, Inc. 2005 Stock Option and Grant Plan, as amended

Millennial Media, Inc. 2006 Equity Incentive Plan, as amended

(Full title of the plans)

Julie M. Jacobs

VP, Secretary

22000 AOL Way

Dulles, VA 20166

(703) 265-1000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Millennial Media, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-204004, filed with the Commission on May 8, 2015, pertaining to the registration of additional shares of common stock, par value $0.001 per share, of the Company (“Shares”) under the Millennial Media, Inc. 2014 Equity Inducement Plan;

•                  Registration Statement No. 333-204003, filed with the Commission on May 8, 2015, pertaining to the registration of additional Shares under the Millennial Media, Inc. 2012 Equity Incentive Plan;

•                  Registration Statement No. 333-200962, filed with the Commission on December 15, 2014, pertaining to the registration of Shares under the Millennial Media, Inc. 2014 Equity Inducement Plan and the Assumed Awards;

•                  Registration Statement No. 333-195788, filed with the Commission on May 8, 2014, pertaining to the registration of additional Shares under the Millennial Media, Inc. 2012 Equity Incentive Plan;

•                  Registration Statement No. 333-192139, filed with the Commission on November 6, 2013, pertaining to the registration of Shares under the Amended and Restated Jumptap, Inc. 2005 Stock Option and Grant Plan, as amended; and

•                  Registration Statement No. 333-180540, filed with the Commission on April 3, 2012, pertaining to the registration of Shares under the Millennial Media, Inc. 2006 Equity Incentive Plan, as amended, and Millennial Media, Inc. 2012 Equity Incentive Plan.

On October 23, 2015, pursuant to the Agreement and Plan of Merger, dated as of September 3, 2015, by and among the Company, AOL Inc., a Delaware corporation (“AOL”), and Mars Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of AOL (“Acquisition Sub”), Acquisition Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of AOL.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been

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registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on October 23, 2015.

Millennial Media, Inc.

By:	/s/ Julie M. Jacobs
Name:	Julie M. Jacobs
Title:	VP, Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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